EXHIBIT 99.1

Champps Entertainment, Inc.

10375 Park Meadows Drive

Suite 560

Littleton, Colorado 80124

September 21, 2007

Newcastle Partners, L.P.

Newcastle Special Opportunity Fund III, L.P.

Steel Partners II, L.P.

F&H Acquisition Corp.

    c/o Newcastle Capital Management

    300 Crescent Court, Suite 1110

    Dallas, TX 75201

Attention: Mr. Clinton J. Coleman

Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 3, 2007, among F&H Acquisition Corp. (“F&H”), Last Call Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of F&H, and Champps Entertainment, Inc. (“Champps”), which provides for F&H’s acquisition of Champps by means of the merger of Merger Sub with and into Champps (the “Transaction”). Unless otherwise defined herein, defined terms used herein shall have the meanings ascribed to them in the Merger Agreement.

Section 2.2 of the Merger Agreement provides that the Closing of the Transaction is to take place as soon as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions at the Closing).

The last of the conditions that can be satisfied prior to the Closing Date and that has not yet been satisfied (excluding those conditions that, by their terms, cannot be satisfied until the Closing Date) is the approval of the Merger Agreement by Champps stockholders. Champps stockholders are scheduled to consider to vote upon the Merger Agreement at a stockholders meeting to be held on Friday, September 28, 2007. Assuming that stockholder approval is obtained, the Merger Agreement therefore requires the Closing to be held on or before Tuesday, October 2, 2007.

The Closing is currently scheduled to be held on Monday, October 1, 2007. You have requested additional time to arrange financing for the Transaction.

Although the Transaction is not subject to a financing condition, Champps is prepared to grant you additional time to arrange financing and to postpone the Closing until October 22, 2007 (or the first Business Day following the date you notify Champps that you are ready to close, if earlier), if you agree to the following:

1. On Monday, October 1, 2007, Champps will deliver to F&H the certificate contemplated by Section 7.2(c) of the Merger Agreement, which certificate shall be dated and shall speak as of such date. If Champps delivers such certificate and such certificate is in substance reasonably satisfactory to F&H, then all of the conditions set forth in ARTICLE VII of the Merger Agreement to the parties’ obligations to close the Transaction (other than (i) the requirement of obtaining Champps stockholder approval as set forth in Section 7.1(a) thereof, (ii) the absence of any injunction or other legal constraint to the Merger as set forth in Section 7.1(c) thereof, (iii) Champps’ performance and compliance with its agreements and covenants as set forth in Section 7.2(b) thereof, (iv) Champps and its Subsidiaries being in compliance with Law as set forth in the first clause of the second sentence of Section 4.12(a) thereof, and (v) subject to the receipt of sufficient funds from F&H, Champps having redeemed all of its outstanding Convertible Notes as set forth in Section 7.2(f) thereof) shall be deemed satisfied or waived as of the time such certificate is delivered. This means that, subject only to the satisfaction or waiver (to the extent legally permissible) of those conditions set forth in the first parenthetical above at or before the Closing, the parties’ obligations to close the Transaction will become unconditional as of October 1, 2007.

2. Notwithstanding anything to the contrary contained in the Backstop Letter, Newcastle Partners, L.P., Newcastle Special Opportunity Fund III, L.P., and Steel Partners II, L.P. (collectively, the “Sponsors”) unconditionally agree to provide, severally and not jointly (in the percentages specified on Schedule A hereto), a total of up to $35 million to facilitate the financing of the Transaction. In the event (i) all of the conditions set forth in ARTICLE VII of the Merger Agreement to the parties’ obligations to close the Transaction (other than those set forth in the first parenthetical in paragraph 1 above) are deemed satisfied or waived as of October 1, 2007 as provided in paragraph 1 above and (ii) the Transaction does not close on or before October 22, 2007 because you are unable to arrange additional financing for the Transaction in an amount or on terms satisfactory to you on or before that date or for any other reason if, in either case, all of the conditions set forth in the first parenthetical in paragraph 1 above have been satisfied or waived (to the extent legally permissible) on or prior to such date, then the Sponsors unconditionally agree to pay, severally and not jointly (in the percentages specified on Schedule A hereto), to Champps on or before October 24, 2007 the amount of $35 million as and for liquidated damages.

The parties agree that the Backstop Letter shall be null and void as of the date hereof and superceded by this letter agreement. Notwithstanding anything to the contrary contained herein, (i) the Sponsors shall not have any obligation or liability to any Person relating to, arising out of or in connection with this letter agreement other than as expressly set forth herein and (ii) in no event shall the obligation or liability of a Sponsor relating to, arising out of or in connection with this letter agreement or the Transaction exceed such Sponsor’s pro rata share (based on the percentages set forth on Schedule A hereto) of $35 million. Nothing herein shall preclude Champps from seeking damages from F&H for any alleged wrongful failure to close to the Transaction, but any amounts payable by the Sponsors to Champps under this letter agreement shall offset any amount that may become payable by F&H in the event that any claim by Champps in connection with the Merger Agreement or the Transaction is resolved in Champps’ favor.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its principles of conflict of laws. This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

If the foregoing correctly sets forth our understanding, would you each please so indicate by signing this letter in the appropriate space provided below, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

CHAMPPS ENTERTAINMENT, INC.

By:	/s/ Michael P. O’Donnell
Name:	Michael P. O’Donnell
Title:	Chairman of the Board of Directors and Chief Executive Officer

ACCEPTED AND AGREED:

NEWCASTLE PARTNERS, L.P.

By:	/s/ Mark Schwarz
Name:	Mark Schwarz
Title:	General Partner

NEWCASTLE SPECIAL OPPORTUNITY FUND III, L.P.

By:	Newcastle Capital Management, L.P.

By:	/s/ Mark Schwarz
Name:	Mark Schwarz
Title:	General Partner

STEEL PARTNERS II, L.P.

By:	Steel Partners, L.L.C.

By:	/s/ Warren Lichtenstein
Name:	Warren Lichtenstein
Title:	Managing Partner

F&H ACQUISITION CORP.

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	Chief Executive Officer

Schedule A

Sponsor	Percentage
Newcastle Partners, L.P.	42.9%
Newcastle Special Opportunity Fund III, L.P.	7.1%
Steel Partners II, L.P.	50.0%